Exhibit 10.1

April 6, 2009
The St. Joe Company
245 Riverside Avenue
Suite 500
Jacksonville, Florida 32202
Attn:	Wm. Britton Greene, President and Chief Executive Officer

Ladies and Gentlemen:

In consideration for The St. Joe Company (the “Company”) and its Board of Directors consenting to our acquisition of additional shares of common stock, no par value, of the Company (“Common Stock”), Fairholme Funds, Inc. and Fairholme Capital Management, L.L.C. (collectively, “we” or “Fairholme”) agrees as follows:

1. Fairholme agrees that, for the duration of the Standstill Period (as defined below), without the prior written approval of a majority of the Independent Directors (as defined below), Fairholme and its Affiliates (as defined below) will not, and Fairholme shall cause it and its Affiliates and their respective directors and officers (together, the “Restricted Persons”), not to, directly or indirectly: (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, any merger or other business combination, recapitalization, or restructuring or by any other means, any material portion of the assets or properties or any material business of the Company or any of its subsidiaries or beneficial ownership of any securities (other than the purchase of common stock, no par value, of the Company (“Common Stock”) to the extent permitted pursuant to Paragraph 2 of this letter agreement), including any rights or options to acquire such ownership; (ii) seek or propose to influence or advise (other than contacts with officers or directors of the Company), change or control the management, the Board of Directors, governing instruments or policies or affairs of the Company, including, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), calling a special shareholders’ meeting or participating in or executing a stockholder action by written consent, contacting any person (other than an officer or director of the Company) relating to any of the matters set forth in this letter agreement or any transaction involving the Company (other than in a transaction in the ordinary course of business of the Company) or seeking to influence, advise or direct the vote of any holder of voting securities of the Company (other than an officer or director of Fairholme or its Affiliates); (iii) make public the fact that Fairholme has made a request to amend or waive this provision or any other provision of this letter agreement; (iv) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this letter agreement except to disclose the existence of this letter agreement in order to comply with any required regulatory filings; it being understood that Fairholme may communicate with its shareholders and account holders in the ordinary course of business so long as such disclosures are not inconsistent with the provisions hereof; or (v) directly or indirectly enter into any agreements or understandings or otherwise form a group (within the meaning of Section 13(d)(3) of the Exchange Act) with any other person, other than the Company, with respect to any of the foregoing activities. The “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute. The term “Affiliate” shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided, that for purposes hereof with respect to Fairholme, such term shall not include any account for whom the Restricted Persons are not required to include as beneficially owned by any Restricted Person in accordance with Rule 13d-3 promulgated pursuant to the Exchange Act) and that no entity shall be deemed an Affiliate of Fairholme or any Restricted Person solely by virtue of the fact that Fairholme has a single nominee on such entity’s board of directors. Fairholme agrees that, for the duration of the Standstill Period, it shall cause all shares beneficially owned by any Restricted Person and for which such person has proxy voting authority to be present at any meeting of stockholders of the Company, either in person or by proxy, for purposes of a quorum.

2. Fairholme agrees that, for the duration of the Standstill Period, without the prior written approval of a majority of the Independent Directors, the Restricted Persons will not acquire any additional shares of Common Stock or the right or rights to acquire or vote additional voting securities of the Company or otherwise enter into an agreement or consummate any transaction if, as a result thereof, the Restricted Persons would have beneficial ownership equal to or in excess of thirty percent (30%) of the outstanding Common Stock. Notwithstanding the foregoing, the Restricted Persons may acquire additional shares of Common Stock or the right or rights to acquire or vote additional voting securities of the Company in the event any other person, entity or group that is not an Affiliate of the Restricted Persons (or in the case of a group, no Restricted Person is a member of such group) acquires thirty percent (30%) or more of the outstanding Common Stock, in which case Fairholme and its Affiliates shall then be permitted to acquire such number of additional shares of Common Stock that would permit it to beneficially own an aggregate amount of Common Stock having beneficial ownership equal to the beneficial ownership of such unaffiliated person, entity or group at the time of such acquisition by Fairholme.

3. Fairholme agrees that, for the duration of the Standstill Period, without the prior written approval of a majority of the Independent Directors, the Restricted Persons shall not enter into any short sale, purchase any put options or otherwise enter into any transaction designed to hedge or swap the risk of ownership of the Company’s Common Stock.

4. The Company shall furnish Fairholme with Board resolutions that would permit Fairholme to acquire under Section 902 of the Florida Business Corporation Act beneficial ownership, including voting rights, of more than one-fifth (but not more than 30%) of the voting power of the outstanding shares of the Company prior to the Threshold Date, provided that such Board resolutions will cease to be effective on the date the Restricted Persons no longer beneficially own at least 20% of the outstanding Common Stock for a continuous period longer than 6 months. Fairholme shall promptly, and in any event within 3 business days, notify the Company whenever any Restricted Person becomes or ceases to be the beneficial owner of at least 20% of the outstanding shares of Common Stock.

5. The restrictions and agreements made by Fairholme contained in Paragraphs 1 and 2 above shall also terminate upon the earliest to occur of: (i) the end of a continuous period longer than six months during which the Restricted Persons beneficially own in the aggregate less than 10% of the outstanding Common Stock; (ii) the Company’s breach of any provision of this letter agreement, which breach shall continue uncured for more than 30 days after receiving notice of such breach from Fairholme (but any such breach hereof by the Company shall not relieve the Company of the restrictions and agreements made by it herein); (iii) the acquisition by any person or “group” that is not an Affiliate of Fairholme (and no Restricted Person is a member of such group) of more than 30% of the outstanding Common Stock or any other class of voting equity securities of the Company; (iv) the date on which the Company shall have entered into any merger or other business combination pursuant to which the Company or all or substantially all of it assets or properties will be merged with or acquired by an entity other than merger or business combination with a wholly-owned subsidiary; (v) a majority of the members of the Board of Directors of the Company (the “Board”) cease to be persons who either (a) were a member of the Board on the date hereof or (b) were nominated for election or elected to the Board with the affirmative vote of a majority of the persons who were members of such Board at the time of such nomination or election (such members of the Board who do not meet the criteria in subparagraph (a) or (b), “Non-Continuing Directors”), provided, however, that in each case, no Restricted Person either affirmatively voted for the election of any such Non-Continuing Directors or abstained from voting in the election of any such Non-Continuing Directors and each Restricted Person is not otherwise in violation of the terms of this Agreement; (vi) the Company is the subject of a tender or exchange offer commenced by any person or entity who is not an Affiliate of a Restricted Person which, if consummated, would result in the acquisition of beneficial ownership by such person or entity of Company securities having 30% or more than the aggregate voting power of all then-outstanding classes and series of Company securities and the Company shall have failed to expressly recommend to its stockholders the rejection of such tender or exchange offer in accordance with Rule 14e-2(a)(1) under the Exchange Act within 10 business days after such tender or exchange offer is first published or sent or given as provided in such Rule; or (vii) the Company (a) commences, consents to or acquiesces in, or is otherwise subject to any bankruptcy, reorganization, debt arrangement, dissolution, liquidation or other case or proceeding under any state or federal bankruptcy or insolvency law, (b) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Company or substantial part of its property, or makes a general assignment for the benefit of creditors, under any state or federal bankruptcy or insolvency law, (c) has a trustee, receiver, or other custodian appointed for the Company or any substantial part of the Company’s property under any state or federal bankruptcy or insolvency law, or (d) has a bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, that is involuntarily commenced against or in respect of the Company and which shall not have been dismissed within 30 days following the commencement thereof.

6. The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of any provision of this letter agreement, and that in addition to all other remedies which we or the Company may have, each of the parties hereto will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of posting any bond.

7. It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

8. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

9. This letter agreement, including, without limitation, the provisions of this Paragraph 9, may not be amended, modified, terminated or waived, in whole or in part, except upon the prior written approval of a majority of the Independent Directors and by a separate writing signed by the Company and Fairholme expressly so amending, modifying, terminating or waiving such agreement or any part hereof. Any such amendment, modification, termination or waiver of this letter agreement or any part hereof made without the prior written approval of the Independent Directors shall be void and of no legal effect.

10. This letter agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Receipt of an executed signature page to this letter agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of this executed letter agreement shall be deemed to be originals thereof.

11. Each party agrees and consents to personal jurisdiction and service of process and exclusive venue in the federal district court for Miami-Dade County in the Southern District of Florida, or in the state court in Miami-Dade County in the State of Florida, for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regards to its conflicts of law principles.

12. The “Standstill Period” means the period beginning on the date hereof and ending on the second anniversary of the date hereof (the “Threshold Date”); provided that if prior to the Threshold Date the Restricted Persons acquire beneficial ownership equal to in excess of twenty percent (20%) of the outstanding Common Stock, the Standstill Period will continue until and end on the third anniversary of the date of this Agreement. The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership, trust, governmental entity or individual. “Independent Directors” means, as of any date of determination, any person who (i) was a member of the Board on the date hereof or (ii) was nominated for election or elected to the Board with the affirmative vote of a majority of the Independent Directors who were members of the Board at the time of such nomination or election and who has no material direct or indirect financial interest in or with respect to any Restricted Person. The terms “beneficial ownership” and “beneficially owned” shall have the meanings ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations of the SEC thereunder and the term “beneficially own” shall have the corresponding definition.

Signatures to follow

Very truly yours,

Fairholme Funds, Inc.

By: /s/ Bruce Berkowitz
Name: Bruce Berkowitz
Title: President

Fairholme Capital Management, L.L.C.

By: /s/ Bruce Berkowitz
Name: Bruce Berkowitz
Title: Managing Member

Confirmed and agreed to as of the date first written above:

The St. Joe Company

By: /s/ Wm. Britton Greene
Name: Wm. Britton Greene
Title: President and Chief Executive Officer